Exhibit 99.1

Company Contacts:	Investor Contacts:
Tom Chesterman Tel: 510.601.2000 investor@bionovo.com	Joe Diaz, Robert Blum Joe Dorame Lytham Partners, LLC Tel: 602.889.9700 bnvi@lythampartners.com

Bionovo to Raise $3 Million Through Registered Direct Offering

EMERYVILLE, Calif. – October 1, 2010 – Bionovo, Inc. (NASDAQ: BNVI), a drug discovery and development company focused on unmet needs in women’s health and oncology, today announced that it has entered into definitive agreements to raise approximately $3.0 million in gross proceeds in a registered direct offering through the sale of common stock and warrants. The Company agreed to sell a total of 2,727,270 shares, at a price of $1.10 per share. In addition, the Company agreed to issue 2,045,451 warrants to purchase shares. The warrants will be exercisable six (6) months after issuance at $1.64 per share and will expire five (5) years from the date of issuance. The shares of common stock and warrants are immediately separable and will be issued separately.

Bionovo estimates that net proceeds from the offering will be approximately $2.8 million, after deducting placement agents’ commissions. The Company intends to use the net proceeds from the sale of the securities primarily for general corporate purposes, including clinical trial, research and development, general and administrative and manufacturing expenses.

William Blair & Company, L.L.C. is acting as the exclusive placement agent.

The securities described above are being offered pursuant to a registration statement on Form S-3 previously declared effective by the Securities and Exchange Commission on June 17, 2010. The transaction is expected to close on or about Wednesday, October 6, 2010, subject to customary closing conditions.

A copy of the prospectus supplement relating to the offering and the accompanying base prospectus may be obtained by contacting William Blair & Company, L.L.C. at 222 West Adams, Chicago, Illinois 60606, attention: Equity Capital Markets at 312-236-1600. A copy of the prospectus supplement relating to the offering and the accompanying base prospectus may also be accessed on the SEC website, http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of Bionovo nor shall there be any sale of such securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

About Bionovo, Inc.

Bionovo is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women’s health and cancer, markets with significant unmet needs and billions in potential annual revenue. The company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes they have discovered new classes of drug candidates within their rich pipeline with the potential to be leaders in their markets. Bionovo is headquartered in Emeryville, California and is traded on the NASDAQ Capital Market under the symbol, “BNVI”. For more information about Bionovo and its programs, visit http://www.bionovo.com.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as “believes,” “expects,” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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